Exhibit 10.1

EXECUTION COPY

$1,200,000,000

CREDIT AGREEMENT

dated as of

April 16, 2008

among

The Clorox Company,

The Banks Listed Herein,

JPMorgan Chase Bank, N.A.,

Citicorp USA, Inc. and

Wachovia Bank, N.A.,

as Administrative Agents,

Citicorp USA, Inc.,

as Servicing Agent,

The Bank of Tokyo-Mitsubishi UFJ, Ltd. and

BNP Paribas,

as Documentation Agents,

J.P. Morgan Securities Inc.,

Citigroup Global Markets Inc. and

Wachovia Capital Markets, LLC,

Joint Lead Arrangers and Joint Bookrunners

i

Commitment Schedule

Pricing Schedule

Exhibit A – Note

Exhibit B – Competitive Bid Quote Request

Exhibit C – Invitation for Competitive Bid Quotes

Exhibit D – Competitive Bid Quote

Exhibit E – Assignment and Assumption Agreement

Exhibit F – Extension Agreement

AGREEMENT dated as of April 16, 2008 among THE CLOROX COMPANY, the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., CITICORP USA, INC. and WACHOVIA BANK, N.A., as Administrative Agents, and CITICORP USA, INC., as Servicing Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Activities” has the meaning set forth in Section 7.02(b).

“Additional Bank” has the meaning set forth in Section 2.17(b).

“Administrative Agent” means each of JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., in its capacity as an administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Servicing Agent, completed by such Bank and submitted to the Servicing Agent (with a copy to the Borrower).

“Agent” means any of the Administrative Agents, the Servicing Agent and the Documentation Agents, and “Agents” means any two or more of the foregoing, as the context may require.

“Agent Groups” has the meaning set forth in Section 7.02(b).

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Applicable Margin” means (i) with respect to any Base Rate Loan, 0% per annum and (ii) with respect to any Euro-Dollar Loan, the applicable rate per annum determined in accordance with the Pricing Schedule; provided that at any time at which an Event of Default shall have occurred and be continuing, the Applicable Margin determined as set forth above shall be increased by 2.00% per annum if, at the direction of the Required Banks, the Servicing Agent shall have given written notice thereof to the Borrower, and provided further that upon such notice, such increase will be effective as of the date of occurrence of such Event of Default and such increase will be effective (without notice) upon acceleration of the Loans.

“Assignee” has the meaning set forth in Section 9.06(c).

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Person which becomes a Bank pursuant to Section 8.06 or 9.06(c), and their respective successors.

“Bank Appointment Period” has the meaning set forth in Section 7.06.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Citibank Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.08(a) or Article 8.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any of its Subsidiaries.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means The Clorox Company, a Delaware corporation, and its successors.

“Borrower’s 2007 Form 10-K” means the Borrower’s annual report on Form 10-K for the year ended June 30, 2007, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close; provided, however, that when used in connection with a Euro-Dollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

“Citibank Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City; each change in the Citibank Rate shall be effective on the date such change is publicly announced.

“Commitment” means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite such Bank’s name on the Commitment Schedule and (ii) with respect to any Assignee which becomes a Bank pursuant to Section 9.06(c), the amount of the transferor Bank’s Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.10 or 9.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Bank to extend credit up to such amount to the Borrower hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Borrowing” has the meaning set forth in Section 1.03.

“Committed Loan” means a loan made pursuant to Section 2.01; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d)(ii)(D).

“Competitive Bid Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Competitive Bid Borrowing” has the meaning set forth in Section 1.03.

“Competitive Bid Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Servicing Agent; provided that any Bank may from time to time by notice to the Borrower and the Servicing Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Competitive Bid Quote” means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.03.

“Competitive Bid Quote Request” means a written request by the Borrower to the Servicing Agent for Competitive Bid Quotes substantially in the form of Exhibit B hereto.

“Consolidated Debt” means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, amortization and other similar non-cash charges.

“Consolidated Interest Expense” means, for any period, the net interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

“Consolidated Net Earnings” means, for any period, the consolidated total net earnings of the Borrower and its Consolidated Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, adjusted to exclude the effect of any extraordinary gain or loss.

“Consolidated Net Sales” means, for any period, the consolidated total net sales of the Borrower and its Consolidated Subsidiaries for such period.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries determined as of such date.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Assets” means, at any date, the consolidated total assets of the Borrower and its Consolidated Subsidiaries at such date.

“Credit Exposure” means, with respect to any Bank at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate outstanding principal amount of its Loans and the aggregate amount of its Letter of Credit Liabilities at such time.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.06 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person (calculated at the lesser of the Debt amount and the fair market value of such asset in the case of any such Debt that is non-recourse to such Person) and (vii) all Debt of others Guaranteed by such Person; provided that Debt of the Borrower shall not include the Borrower’s obligations to make payments of principal and interest to the lessee under a “safe harbor lease” (as defined in Section 168(f)(8) of the Internal Revenue Code of 1954, as amended through 1986) to the extent that such obligations (x) are offset by the lessee’s obligations to make rental payments to the Borrower in the same amounts and on the same dates and (y) are not payable if the lessee fails to make such offsetting payments.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivatives Obligations “ of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward purchase, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Documentation Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. and BNP Paribas.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Servicing Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. Reference to any sections of ERISA shall also be construed to refer to any successor sections.

“ERISA Group” means the Borrower and all members of a controlled group of United States corporations and all United States trades or United States businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Borrowing” has the meaning set forth in Section 1.03.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch, or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Servicing Agent.

“Euro-Dollar Loan” means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of a London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (as such term is used in Regulation D of the Board) (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Facility Fee Rate” means a rate per annum determined daily in accordance with the Pricing Schedule.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as determined by the Servicing Agent.

“Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time and (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Increased Commitments” has the meaning set forth in Section 2.17(a).

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.07.

“Interest Period” means: (a) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months, and subject to clause (iii) of this definition, nine or twelve months, thereafter as the Borrower may elect in such notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (a)(iv) below, end on the last Business Day of a calendar month;

(iii) in the case of any such Committed Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Bank notifies the Servicing Agent that such Bank will be providing (or continuing or converting) funding for such Committed Borrowing with such Interest Period (the failure of any Bank to so respond by such time being deemed for all purposes of this Agreement as an objection by such Bank to the requested duration of such Interest Period); provided that, if any or all of the Banks object to the requested duration of such Interest Period, the duration of the Interest Period for such Committed Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Committed Borrowing or Notice of Interest Rate Election as the desired alternative to an Interest Period of nine or twelve months; and

(iv) no Interest Period may end after the Termination Date.

(b) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (b)(iii) below, end on the last Business Day of a calendar month; and

(iii) no Interest Period may end after the Termination Date; and

(c) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (c)(ii) below, be extended to the next succeeding Business Day; and

(ii) no Interest Period may end after the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. Reference to any sections of the Internal Revenue Code shall also be construed to refer to any successor sections.

“Issuing Banks” means any Bank that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Servicing Agent, in each case as issuer of a letter of credit hereunder.

“Invitation for Competitive Bid Quotes” means a written request by the Servicing Agent to the Banks for Competitive Bid Quotes substantially in the form of Exhibit C hereto.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Bank.

“Letter of Credit Fee” means a rate per annum determined daily in accordance with the Pricing Schedule.

“Letter of Credit Liabilities” means, for any Bank and at any time, such Bank’s ratable participation in the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Letter of Credit Termination Date” means the tenth Business Day prior to the Termination Date.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Committed Loan or a Competitive Bid Loan and “Loans” means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Margin Regulations” means Regulations G, T, U and X of the Board, as in effect from time to time.

“Material Debt” means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate outstanding principal or face amount exceeding $75,000,000.

“Material Financial Obligations” means payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $75,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $75,000,000.

“Material Subsidiary” means any Subsidiary that meets the definition of “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission. At the date of this Agreement, the Material Subsidiaries are (i) The Clorox Sales Company, (ii) The Glad Products Company and (iii) Burt’s Bees, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD of the Securities and Exchange Commission.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Competitive Bid Borrowing.

“Notice of Committed Borrowing” has the meaning set forth in Section 2.02.

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.03(f).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.08.

“Notice of Issuance” has the meaning set forth in Section 2.18(b)(i).

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

“Outstanding Committed Amount” means, with respect to any Bank at any time, the sum of (i) the aggregate outstanding principal amount of its Committed Loans at such time and (ii) the aggregate amount of its Letter of Credit Liabilities at such time, determined at such time after giving effect to any prior assignments by or to such Bank pursuant to Section 9.06(c).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(b).

“Payment Date” has the meaning set forth in Section 2.18(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Bank at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Bank’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(c).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan, as defined in Section 3(2) of ERISA, (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 5.01.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Reference Banks” means the principal London offices of JPMorgan Chase Bank, N.A., Citibank, N.A. and Wachovia Bank, N.A.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Reimbursement Obligation” has the meaning specified in Section 2.18(c)(ii).

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Credit Exposures.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Servicing Agent” means Citigroup USA, Inc. in its capacity as servicing agent for the Banks hereunder, and its successors in such capacity.

“Stop Issuance Notice” has the meaning set forth in Section 2.19.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Servicing Agent, taxes imposed on its income, branch profits taxes, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Servicing Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

“Termination Date” means April 16, 2013, as such date may be extended from time to time pursuant to Section 2.01(b) or, if such day is not a Business Day, the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Business Day.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans (including both Committed Loans and Competitive Bid Loans) and (ii) the aggregate Letter of Credit Liabilities of all Banks determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans.

“Type” means the pricing option of a Loan (i.e., whether such Loan is a Base Rate Loan, a Euro-Dollar Loan or a Competitive Bid Loan).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agents that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agents notify the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

Section 1.03 Types of Borrowing. The term “Borrowing” denotes (i) the aggregation of Loans made or to be made to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes of this Agreement either (i) by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which one or more Banks participate on the basis of their bids).

ARTICLE 2

THE CREDITS

Section 2.01 Commitments to Lend. (a) Committed Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time prior to the Termination Date; provided that, immediately after each such loan is made: (i) the Outstanding Committed Amount of such Bank at any one time outstanding shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time prior to the Termination Date.

(b) Extension of Commitments. The Borrower may, upon not less than 30 days but no earlier than 60 days notice prior to the then current Termination Date to the Servicing Agent (which shall notify each Bank of receipt of such request), propose to extend the Termination Date for an additional one-year period measured from the Termination Date then in effect. Each Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Bank), by notice to the Borrower and the Servicing Agent not less than 28 days prior to the then current Termination Date. Subject to the execution by the Borrower, the Administrative Agents and such Banks of a duly completed Extension Agreement in substantially the form of Exhibit F, the Termination Date applicable to the Commitment of each Bank so affirmatively notifying the Borrower and the Servicing Agent shall be extended for the period specified above; provided that the Termination Date shall not be extended unless Banks having at least 66 2/3% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments. Any Bank which does not give such notice to the Borrower and the Servicing Agent shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Bank shall terminate on, and each of its outstanding Loans shall mature on a date no later than, the Termination Date determined without giving effect to such requested extension. The Borrower shall have the right, with the assistance of the Administrative Agents, to seek a mutually satisfactory substitute bank or banks or other financial institution (which may be, but need not be, an extending Bank) to replace a non-extending Bank.

Section 2.02 Notice of Committed Borrowing. The Borrower shall give the Servicing Agent notice (a “Notice of Committed Borrowing”) not later than 11:00 A.M. (New York City time) on (a) the date of each Base Rate Borrowing and (b) the third Business Day before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day,

(ii) the aggregate amount of such Borrowing,

(iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03 Competitive Bid Borrowings.

(a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks prior to the Termination Date to make offers to make Competitive Bid Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Servicing Agent a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 1:00 P.M. (New York City time) on (x) the fifth Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Servicing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Business Day,

(ii) the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000 and which shall not exceed the aggregate amount of the unused Commitments,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Servicing Agent may agree) of any other Competitive Bid Quote Request.

(c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Servicing Agent shall send to the Banks an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) Submission and Contents of Competitive Bid Quotes. (i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Servicing Agent at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Servicing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Servicing Agent (or any affiliate of the Servicing Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Servicing Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein at least one hour before the deadline applicable to other Banks, in the case of a LIBOR Auction or 15 minutes before the deadline applicable to other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Servicing Agent given on the instructions of the Borrower.

(i) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

A) the proposed date of Borrowing,

B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

E) the identity of the quoting Bank.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(ii) Any Competitive Bid Quote shall be disregarded if it:

A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(i);

B) contains qualifying, conditional or similar language;

C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Servicing Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Servicing Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Servicing Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 11:00 A.M. (New York City time) on (x) the third Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Servicing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Servicing Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii) the principal amount of each Competitive Bid Borrowing must be $10,000,000 or a larger multiple of $1,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be,

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement, and

(v) immediately after such Competitive Bid Borrowing is made, the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

(g) Allocation by Servicing Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Servicing Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Servicing Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Servicing Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04 Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing, and if the Borrower has selected for a Euro-Dollar Loan an Interest Period having duration of nine or twelve months, the Servicing Agent shall endeavor to elicit from each Bank whether such Bank is able to provide funding for such Loan at the requested duration of Interest Period. Such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Servicing Agent at its address specified in or pursuant to Section 9.01. Unless the Servicing Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Servicing Agent will make the funds so received from the Banks available to the Borrower at the Servicing Agent’s aforesaid address.

(c) Unless the Servicing Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Servicing Agent such Bank’s share of such Borrowing, the Servicing Agent may assume that such Bank has made such share available to the Servicing Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Servicing Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Servicing Agent, such Bank and the Borrower severally agree to repay to the Servicing Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Servicing Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Servicing Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.05 Notes. (a) Each Bank may, by notice to the Borrower and the Administrative Agents, request (i) that its Loans be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank’s Loans or (ii) that its Loans of a particular Type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be promptly furnished to the requesting Bank and shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b) Each Bank shall record the date, amount, Type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.06 Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the Termination Date.

(b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the last day of the Interest Period applicable to such Competitive Bid Borrowing (or, if the Competitive Bid Loans are to be outstanding for more than one Interest Period, the last day of the last applicable Interest Period).

Section 2.07 Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a period of time comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered by each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the London Interbank Offered Rate applicable to such Loan at the date such payment was due plus the Applicable Margin (determined for this purpose without giving effect to the proviso to the definition of such term) and (ii) the sum of the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than three months as the Servicing Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage plus the Applicable Margin (determined for this purpose without giving effect to the proviso to the definition of such term) (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

(d) Subject to Section 8.01, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each

Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period(s) applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(e) The Servicing Agent shall determine each interest rate applicable to the Loans hereunder. The Servicing Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Each Reference Bank party hereto agrees to use its best efforts to furnish quotations to the Servicing Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Servicing Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

Section 2.08 Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8, as follows):

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Business Day or to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Servicing Agent not later than 11:00 A.M. (New York City time) on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is consisting of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans consisting of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Euro-Dollar Loans with an Interest Period of one month at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a) above, the Servicing Agent shall notify each Bank of the contents thereof, and if the Borrower has selected for a Euro-Dollar Loan an Interest Period having duration of nine or twelve months, the Servicing Agent shall endeavor to elicit from each Bank whether such Bank is able to continue funding of the relevant Loan at the requested duration of Interest Period or to convert funding of the relevant Loan to the requested duration of Interest Period (as the case may be). Such Notice of Interest Rate Election shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Loans consisting of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Servicing Agent.

(e) If any Committed Loan is converted to a different Type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

(f) A conversion or continuation pursuant to this Section 2.08 is not a Borrowing.

Section 2.09 Fees. (a) The Borrower shall pay to the Servicing Agent for the account of the Banks ratably in proportion to their Credit Exposures a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the aggregate amount of the Credit Exposures on such day. Such facility fee shall accrue from and including the Effective Date to but excluding the date on which the Credit Exposures are reduced to zero.

(b) The Borrower shall pay (i) to the Servicing Agent on behalf of the Banks a Letter of Credit Fee (determined daily in accordance with the Pricing Schedule) accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit and (ii) to each Issuing Bank for its own account a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at such rate per annum as may be mutually agreed between the Borrower and such Issuing Bank from time to time.

(c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the date hereof, and ending on the date on which the Credit Exposures are reduced to zero.

Section 2.10 Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Business Days’ notice to the Servicing Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time the aggregate amount of the Commitments in excess of the Total Outstanding Amount; provided that each such reduction shall reduce the Commitments by an aggregate amount of $5,000,000 (or any larger multiple of $1,000,000).

Section 2.11 Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.12 Optional Prepayments. (a) Subject in the case of any Fixed Rate Loan to Section 2.14, the Borrower may, upon at least one Business Day’s notice to the Servicing Agent, prepay any Group of Loans consisting of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) or upon at least three Business Days’ notice to the Servicing Agent, prepay any Group of Loans consisting of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or Borrowing).

(b) Except as provided in subsection (a) above, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(c) Upon receipt of a notice of prepayment pursuant to this Section, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.13 General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off or counterclaim, to the Servicing Agent at its address referred to in Section 9.01. The Servicing Agent will promptly distribute to each Bank its ratable share of each such payment received by the Servicing Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar

Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Servicing Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Servicing Agent may assume that the Borrower has made such payment in full to the Servicing Agent on such date and the Servicing Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Servicing Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Servicing Agent, at the Federal Funds Rate.

Section 2.14 Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different Type of Loan (whether such payment or conversion is pursuant to Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(c), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or, subject to Section 9.06(e), by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15 Computation of Interest and Fees. Interest based on the Citibank Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16 Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i)(A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Servicing Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

Section 2.17 Increased Commitments; Additional Banks. (a) Subsequent to the Effective Date, the Borrower may, upon at least 30 days’ notice to the Servicing Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the Commitments by an amount not to exceed $500,000,000 (the amount of any such increase, the “Increased Commitments”). Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Servicing Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.

(b) If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may designate another lender or other lenders (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such lender that is an existing Bank, increase its Commitment and (ii) in the case of any other such lender (an “Additional Bank”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Servicing Agent of an agreement in form and substance satisfactory to the Servicing Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Servicing Agent may reasonably request.

(d) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17 that is not pro rata among all Banks, within five Business Days, in the case of any Group of Loans consisting of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Loans consisting of Euro-Dollar Loans then outstanding, the Borrower shall prepay such Group of Loans in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall re-borrow Committed Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Banks in such proportion.

Section 2.18 Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Bank in reliance upon the agreements of the other Banks set forth in this Section 2.18 agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that immediately after each Letter of Credit is issued (x) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (y) the aggregate amount of the Letter of Credit Liabilities of all Banks shall not exceed $100,000,000; and provided further that if (i) the Termination Date has been extended as to some but not all Banks pursuant to Section 2.01(b) and (ii) the Borrower requests the issuance of a Letter of Credit which expires later than the Letter of Credit Termination Date in effect prior to such extension, then compliance with clause (x) above shall be determined solely with reference to the Banks whose Commitments have been so extended. Upon the date of issuance by an Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Bank selected by it notice at least three Business Days (or such shorter notice as may be acceptable to the Issuing Bank in its discretion) prior to the requested date of issuance or extension of a Letter of Credit specifying the date such Letter of Credit is to be issued or extended, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby in reasonable detail (such notice, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Servicing Agent, and the Servicing Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Bank to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the condition precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank and the Borrower. The Borrower shall also pay to the Issuing Bank for its own account customary issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

(iii) The renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be renewed unless notice of termination is given by the Issuing Bank, the Issuing Bank shall give such notice of termination if and only if (x) the Issuing Bank is so instructed by the Borrower in writing not less than three Business Days prior to the deadline for doing so, (y) a Stop Issuance Notice is in effect or (z) the extended term of such Letter of Credit would end after the Letter of Credit Termination Date. No Letter of Credit shall have a term extending or extendible beyond the Letter of Credit Termination Date.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Servicing Agent and the Servicing Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Bank (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due from the Borrower on the date of receipt by it of notice from the Issuing Bank of its obligation to make such payment (or, if such notice is received by the Borrower after 1:00 P.M. (New York time) on any date, on the next succeeding Business Day); provided that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 2.01, and unless the Borrower otherwise instructs the Servicing Agent by not less than one Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Servicing Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Servicing Agent so to act on its behalf), give notice no later than 11:00 A.M. (New York time) on such date requesting each Bank to make, and each Bank hereby agrees to make, a Base Rate Loan, in an amount equal to such Bank’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Bank shall make such Loan available to the Servicing Agent at its address referred to in Section 9.01 in immediately available funds, not later than 1:00 P.M. (New York time), on the date specified in such notice. The Servicing Agent shall pay the proceeds of such Loans to the Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refinanced by a Bank pursuant to clause (ii) above, such Bank will pay to the Servicing Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Bank’s Percentage of such

Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Bank’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York time) on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto.

(iv) In the event that any payment of any Reimbursement Obligation by the Borrower to any Issuing Bank is required to be returned to the Borrower (x) if and to the extent the Banks shall have previously funded their participations in such Reimbursement Obligation pursuant to clause (iii) above, each Bank shall return to the Issuing Bank any portion of such payment previously distributed to it by the Issuing Bank and (y) if and to the extent the Banks shall not have previously funded such Reimbursement Obligation, the Banks obligations under clause (iii) above shall apply as if such Reimbursement Obligation were due but not paid at such time.

(v) To the extent there is a conflict between this Agreement and any Issuing Bank’s application, reimbursement agreement or related document or agreement, the terms of this Agreement shall govern.

(d) Obligations Absolute. The obligations of the Borrower and each Bank under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Bank (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Bank of documents that do not comply with the terms of such Letter of Credit; or

(vii) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Servicing Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Bank’s obligations hereunder.

(e) Indemnification; Expenses.

(i) Borrower hereby indemnifies and holds harmless each Bank (including each Issuing Bank) and the Servicing Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.18; provided that the Borrower shall not be required to indemnify any Bank, or the Servicing Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent the same has been caused by the gross negligence or willful misconduct of such Person.

(ii) None of the Banks (including an Issuing Bank) nor the Servicing Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in Section 2.18(d) above; provided that, notwithstanding Section 2.18(d), the Borrower shall have a claim for direct (but not consequential, punitive or any other indirect) damage suffered by it, to the extent caused by (x) subject to the immediately following sentence, the Issuing Bank’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

Section 2.19 Stop Issuance Notice. If the Required Banks determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Banks may request that the Servicing Agent issue a “Stop Issuance Notice”, and the Servicing Agent shall issue such notice to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Servicing Agent and the Issuing Banks may and shall conclusively rely on any Stop Issuance Notice while it remains in effect. The absence of a Stop Issuance Notice at any time shall not affect the rights and obligations of the parties hereto at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time or create any implication that such conditions would be satisfied at such time.

ARTICLE 3

CONDITIONS

Section 3.01 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a) receipt by the Administrative Agents of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agents in form satisfactory to them of written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agents of an opinion of Laura Stein, Esq., Senior Vice President-General Counsel for the Borrower, covering such additional matters relating to the transactions contemplated hereby with respect to the Delaware General Corporation Law as the Required Banks may reasonably request;

(c) receipt by the Administrative Agents of an opinion of Latham & Watkins LLP, special counsel for the Borrower, covering such additional matters relating to the transactions contemplated hereby with respect to federal or New York state law as the Required Banks may reasonably request;

(d) receipt by the Administrative Agents of all documents the Administrative Agents may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agents;

(e) payment by the Borrower to each Administrative Agent and to the Servicing Agent for the account of each Bank a fee in the amounts heretofore mutually agreed upon; and

(f) receipt by the Administrative Agents of evidence of the termination of, and payment in full of all amounts owing under, the $1,300,000,000 Credit Agreement dated as of December 7, 2004 among the Borrower, the lenders parties thereto and Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as administrative agents, and each of the Banks that is a party to such credit agreement hereby waives any requirement of prior notice for such termination or payment, provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than April 16, 2008. The Administrative Agents shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02 Borrowings and Letters of Credit Issuances. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions (unless waived in accordance with Section 9.05):

(a) receipt by the Servicing Agent of a Notice of Borrowing as required by Section 2.02 or 2.03 or a Notice of Issuance as required by Section 2.18(b), as the case may be;

(b) the fact that, immediately after such Borrowing or Letter of Credit issuance, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

(c) the fact that, immediately before and after such Borrowing or Letter of Credit issuance, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (other than the representation and warranty set forth in Section 4.04(c)) shall be true on and as of the date of such Borrowing or Letter of Credit issuance.

Each Borrowing or Letter of Credit issuance hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or Letter of Credit issuance as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 4.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

Section 4.04 Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2007 and the related statements of consolidated earnings and consolidated cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2007 Form 10-K, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2007 and the related unaudited statements of consolidated earnings and consolidated cash flows for the six months then ended, set forth in the quarterly report for the fiscal quarter ended December 31, 2007 as filed with the Securities and Exchange Commission on Form 10-Q, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to normal year-end adjustments).

(c) Since June 30, 2007, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as publicly disclosed prior to the date hereof.

Section 4.05 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the Notes.

Section 4.06 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any material contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07 Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.08 Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended June 30, 1999. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09 Subsidiaries. Each of the Borrower’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.10 Full Disclosure. All information heretofore furnished by the Borrower to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to any Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. Subject to the qualification for Nonpublic Information set forth in Section 5.01, the Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Bank has any Credit Exposure hereunder:

Sectison 5.01 Information. The Borrower will deliver to the Servicing Agent (on behalf of itself and the Banks):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of consolidated earnings and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related statements of consolidated earnings and consolidated cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.05 and Section 5.06 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five days after any executive officer or financial officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might reasonably constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any material payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(h) promptly following, and in any event within 10 days of, any change in a senior unsecured long-term debt rating by S&P or Moody’s, notice thereof; and

(i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Servicing Agent for distribution to the Banks that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof or at http://www.sec.gov/edgar/searchedgar/webusers.htm; provided that such notice may be included in a certificate delivered pursuant to subsection 5.01(c). Any document or notice required to be delivered pursuant to this Section 5.01 may also be delivered to the Servicing Agent for posting by the Servicing Agent to a website or information platform accessible by the Banks (the “Platform”). Concurrently with such delivery to the Servicing Agent, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. The Borrower, each Agent and each Bank acknowledge that certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed by the Servicing Agent through the Platform, any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Banks and shall be treated as confidential as set forth in Section 9.07. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Nonpublic Information, the Servicing Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Banks who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.

Section 5.02 Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.02(a) shall prohibit the disposal of any material property if the Borrower in good faith determines that such disposal is in the best interest of the Borrower.

(b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective material properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agents, information presented in reasonable detail as to the insurance so carried.

Section 5.03 Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in businesses of the same general types as are now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prohibit (i) the merger of a Material Subsidiary into the Borrower or the merger or consolidation of a Material Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Material Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower.

Section 5.04 Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.05 Consolidated Leverage Ratio. The Borrower will not permit the ratio of (i) Consolidated Debt, determined at any date, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters then ended on or most recently prior to such date, to be greater than (A) 3:75:1 at any date prior to June 30, 2008, (B) 3.5:1 at any date on and after June 30, 2008 and prior to December 31, 2008 and (C) 3:25:1 at any date on and after December 31, 2008.

Section 5.06 Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in a principal amount not exceeding $1,000,000 individually and not exceeding $10,000,000 in the aggregate;

(b) any Lien existing on the date of this Agreement, listed on Schedule 5.06 and securing Debt outstanding on the date of this Agreement in a principal amount of at least $1,000,000 individually;

(c) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(e) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (other than any increase reflecting the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(h) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $200,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i) Liens on cash and cash equivalents securing Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $100,000,000;

(j) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(k) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(l) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

(m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

Section 5.07 Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person unless the Borrower remains the surviving entity following such consolidation or merger, (ii) sell, lease or otherwise transfer all or substantially all of the assets of the Borrower to any other Person or (iii) sell, lease or otherwise transfer, directly or indirectly, a substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person if (in the case of this clause (iii)) such sale will result in a material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

Section 5.08 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes, including but not limited to payment of maturing commercial paper. None of such proceeds will be used, directly or indirectly, in violation of the Margin Regulations.

ARTICLE 6

DEFAULTS

Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within five days of the due date thereof any interest, fees or any other amount payable hereunder;

(b) the Borrower shall fail to observe or perform any covenant contained in Section 5.05 to 5.08, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agents at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $75,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $75,000,000;

(j) a judgment or order for the payment of money in excess of $75,000,000 shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days, provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(j) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(k)(x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower or (y) during any period of twelve consecutive calendar months, individuals who either were (1) directors of the Borrower on the first day of such period or (2) nominated for election by the board of directors of the Borrower, a majority of whom were directors on the first day of such period or whose election or nomination for election was previously approved by a majority of such directors, shall cease to constitute a majority of the board of directors (excluding vacant seats) of the Borrower;

then, and in every such event, the Servicing Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Servicing Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02 Notice of Default. The Servicing Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

Section 6.03 Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Servicing Agent upon the instruction of the Required Banks, pay to the Servicing Agent an amount in immediately available funds (which funds shall be held by the Servicing Agent as collateral pursuant to arrangements satisfactory to it) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time; provided that upon the occurrence of any Event of Default specified in Section 6.01(g) or Section 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Servicing Agent or the Banks.

ARTICLE 7

THE AGENTS

Section 7.01 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agents and the Servicing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agents and the Servicing Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Banks, and neither the Borrower shall have rights as a third party beneficiary of any of such provisions, except as expressly provided in Section 7.06.

Section 7.02 Agent Individually

(a) JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A. shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not an Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A. serving as an Agent hereunder in its individual capacity. JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A. and their respective affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other affiliate of the Borrower as if it were not an Agent hereunder and without any duty to account therefor to the Banks.

(b) Each Bank understands that each of JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., acting in its individual capacity, and their respective affiliates (collectively, the “Agent Groups”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its affiliates. Furthermore, the Agent Groups may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of others (including the Borrower and its affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, or its affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrower or its affiliates. Each Bank understands and agrees that in engaging in the Activities, the Agent Groups may receive or otherwise obtain information concerning the Borrower or its affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) which information may not be available to any of the Banks that are not members of an Agent Group. No Agent nor any member of the Agent Groups shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any affiliate of the Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Servicing Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by this Agreement to be transmitted by the Servicing Agent to the Banks.

(c) Each Bank further understands that there may be situations where members of the Agent Groups or their respective customers (including the Borrower and its affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder). Each Bank agrees that no member of the Agent Groups is or shall be required to restrict its activities as a result of JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A. being a member of the Agent Groups, and that each member of the Agent Groups may undertake any Activities without further consultation with or notification to any Bank. None of (i) this Agreement, (ii) the receipt by the Agent Groups of information (including Information) concerning the Borrower or its affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by an Agent or any member of the Agent Groups to any Bank including any such duty that would prevent or restrict the Agent Groups from acting on behalf of customers (including the Borrower or its affiliates) or for their own account.

Section 7.03 Duties of Agent; Exculpatory Provisions

(a) The duties of the Administrative Agents and the Servicing Agent hereunder are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, neither the Administrative Agents nor the Servicing Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein), provided that neither the Administrative Agents nor the Servicing Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose it or any of its affiliates to liability or that is contrary to this Agreement or applicable law.

(b) Neither the Administrative Agents nor the Servicing Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as it shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agents nor the Servicing Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Bank shall have given notice to such Agent describing such Default and such event or events.

(c) Neither the Administrative Agents, the Servicing Agent nor any member of the Agent Groups shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agents.

(d) Nothing in this Agreement shall require any Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to each Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Agent or any of its Related Parties.

Section 7.04 Reliance by Agent. Each Administrative Agent and the Servicing Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent and the Servicing Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank, each Administrative Agent and the Servicing Agent may presume that such condition is satisfactory to such Bank unless an officer of such Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Bank shall not have made available to the Servicing Agent such Bank’s ratable portion of such Borrowing. Each Administrative Agent and the Servicing Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. Each Administrative Agent and the Servicing Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by such Agent. Each Administrative Agent and the Servicing and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of each Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 9.03 (as though such sub-agents were the “Agent” under this Agreement) as if set forth in full herein with respect thereto.

Section 7.06 Resignation of Agent. (a) The Servicing Agent may at any time give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Banks shall have the right, subject to approval by the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a Bank with an office in New York, New York, or an affiliate of any such Bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Servicing Agent gives notice of its resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Servicing Agent may on behalf of the Banks, appoint a successor Servicing Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Servicing Agent to appoint, on behalf of the Banks, a successor Servicing Agent, the retiring Servicing Agent may at any time upon or after the end of the Bank Appointment Period notify the Borrower and the Banks that no qualifying Person has accepted appointment as successor Servicing Agent and the effective date of such retiring Servicing Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Servicing Agent has been appointed and accepted such appointment, the retiring Servicing Agent’s resignation shall nonetheless become effective and (i) the retiring Servicing Agent shall be discharged from its duties and obligations as Servicing Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Servicing Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Servicing Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Servicing Agent of the retiring (or retired) Servicing Agent, and the retiring Servicing Agent shall be discharged from all of its duties and obligations as Servicing Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Servicing Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Servicing Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Servicing Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Servicing Agent was acting as Servicing Agent.

(b) Any resignation pursuant to this Section by a Person acting as Servicing Agent shall, unless such Person shall notify the Borrower and the Banks otherwise, also act to relieve such Person and its affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Servicing Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder except in relation to outstanding Letters of Credit issued by it and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or, if such substitution is not practicable, make such other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit, provided that if the arrangements satisfactory to the retiring Issuing Bank include any “back-to-back” Letters of Credit issued in favor of the retiring Issuing Bank, then any fees payable by the Borrower in accordance with Section 2.09(b)(ii) with respect to the “back-to-back” Letters of Credit shall be for the account of the retiring Issuing Bank, and the amount of such “back-to-back” Letters of Credit shall not be taken into account in calculating Letter of Credit Liabilities or fees payable by the Borrower in accordance with Section 2.09(b)(i).

Section 7.07 Non-Reliance on Agent and Other Banks. (a) Each Bank confirms to each Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon any Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 7.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as an Agent or as a Bank hereunder.

Section 7.09 Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and such Agent.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Competitive Bid LIBOR Loan:

(a) the Servicing Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

(b) in the case of a Euro-Dollar Loan, Banks having 50% or more of the aggregate amount of the Commitments advise the Servicing Agent that the London Interbank Offered Rate, as determined by the Servicing Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Servicing Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Servicing Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue to convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Servicing Agent on or prior to the first day of any Interest Period of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Servicing Agent, the Servicing Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Servicing Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Servicing Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted into a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund any such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

Section 8.03 Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Euro-Dollar Loan or Letter of Credit or any obligation to make Committed Euro-Dollar Loans or issue or participate in Letters of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans or the Letters of Credit, its Note evidencing Fixed Rate Loans or its obligation to make Fixed Rate Loans or its obligations hereunder in respect to Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section 8.03(a) for any increased costs or reductions incurred more than 270 days prior to the date that such Bank notifies the Borrower and the Servicing Agent of the event described in this Section 8.03(a) that gives rise to such increased cost or reduction and of such Bank’s intention to claim compensation therefor, and provided further that if the event giving rise to such increased cost or reduction is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section 8.03(b) for any reductions incurred more than 270 days prior to the date that such Bank so notifies the Borrower and the Servicing Agent of the event described in this Section 8.03(b) that gives rise to such reduction and of such Bank’s intention to claim compensation therefor, and provided further that if the event giving rise to such increased cost or reduction is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 8.04 Taxes. (a) Any and all payments by the Borrower to or for the account of any Bank or the Servicing Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Servicing Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Servicing Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(b) The Borrower agrees to indemnify, without duplication, each Bank and the Servicing Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Servicing Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Servicing Agent (as the case may be) makes demand therefor.

(c) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Servicing Agent with original Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(d) Each Bank organized under the laws of a jurisdiction within the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Servicing Agent with a duly executed and properly completed Internal Revenue Service form W-9, or any successor form prescribed by the Internal Revenue Service.

(e) For any period with respect to which a Bank has failed to provide the Borrower or the Servicing Agent with the appropriate form pursuant to Section 8.04(c) or 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) or (b) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(g) If any Bank or the Servicing Agent determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes (including by virtue of a credit against other Taxes or Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 8.04, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of the Bank or the Servicing Agent and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Bank or the Servicing Agent, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Bank or the Servicing Agent in the event the Bank or the Servicing Agent is required to repay such refund to such governmental authority.

Section 8.05 Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least three Business Days’ prior notice to such Bank through the Servicing Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks. If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to any related Euro-Dollar Loans of the other Banks.

Section 8.06 Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Administrative Agents, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note and assume the Commitment of such Bank.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Servicing Agent or either Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, telex or facsimile number as such party may hereafter specify for the purpose by notice to the Servicing Agent, Administrative Agents and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Servicing Agent under Article 2 or Article 8 shall not be effective until received.

Section 9.02 No Waivers. No failure or delay by any Agent or Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 Expenses, Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agents, including reasonable fees and disbursements of one joint special counsel for the Administrative Agents, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the each Agent and Bank, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Agent and Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened, relating to or arising out of this

Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 9.04 Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and by the Required Banks (and, if the rights or duties of any Agent or Issuing Bank are affected thereby, by it); provided that no such amendment or waiver shall, unless signed by each affected Bank, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Letter of Credit Liabilities or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Letter of Credit Liabilities or any fees hereunder or for the termination of any Commitment or Letter of Credit; and provided further that, unless signed by all Banks, no such amendment or waiver shall change the percentage of the Credit Exposures, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

Section 9.06 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other financial institutions other than the Borrower or an affiliate thereof (each a “Participant”) participating interests in its Commitment or any or all of its Loans or Letter of Credit Liabilities. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower or any Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agents shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits and bound by the obligations of Section 2.16 or Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)Any Bank may at any time assign to one or more banks or other financial institutions other than the Borrower or an affiliate thereof (each an “Assignee”) all, or a proportionate part (equal to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit E hereto executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Borrower, each Issuing Bank and the Administrative Agents, which shall not be unreasonably withheld; provided that, (i) if an Assignee is another Bank or an affiliate of such transferor Bank, the consent of the Borrower shall not be required and the requirement that at least $5,000,000 be assigned shall not apply and (ii) if an Event of Default has occurred and is continuing, no such consent of the Borrower shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agents and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Servicing Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Servicing Agent certification as to exemption from deduction or withholding of any United States Federal income taxes in accordance with Section 8.04.

(d)Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or Section 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07 Confidentiality. The Agents and each Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.07, to (i) any Assignee of or Participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agents, any Bank, the Issuing Bank or any of their respective affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or its business, other than any such information that is available to the Agents, any Bank or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.08 Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09 Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.10 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107- 56 (signed into law October 26, 2001), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with said USA Patriot Act.

Section 9.13 No Fiduciary Duty. Each Agent, each Bank and their affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in this Agreement or the related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and the related documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement or the related documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE CLOROX COMPANY

By:	/s/ Laura Stein
Name:	Laura Stein
Title:	Senior Vice President - General Counsel

By:	/s/ Charles R. Conradi
Name:	Charles R. Conradi
Title:	Treasurer and Vice- President of Tax

Address:	1221 Broadway Oakland, California 94612
Attention:	Michael Iracondo, Senior Treasury Manager
Facsimile:	510-271-6590
Taxpayer Identification Number:

Website: www.clorox.com

CITICORP USA, INC.,
as a Bank, as Servicing Agent and as Administrative Agent

By:	/s/ Carolyn Kee
Name:	Carolyn Kee
Title:	Vice President

Address:	2 Penns Way Suite 200 New Castle, DE 19720
Attention:	Bank Loan Syndications
Facsimile:	212-994-0847

JPMORGAN CHASE BANK, N.A.,
as a Bank and as Administrative Agent

By:	/s/ Barbara R. Marks
Name:	Barbara R. Marks
Title:	Executive Director

Address:	270 Park Avenue New York, NY 10017
Attention:	Collette Lobo
Telephone:	713-750-3510
Facsimile:	713-750-2782

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank and as Administrative Agent

By:	/s/ W. Scott Degler
Name:	W. Scott Degler
Title:	Vice President

Address:	301 South College St. Charlotte, NC 28288
Attention:	Anita Johnston
Telephone:	704-590-3318
Facsimile:	704-715-0095

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank and as Documentation Agent

By:	/s/ Kosuke Takahashi
Name:	Kosuke Takahashi
Title:	Vice President

Address:	1251 Avenue of the Americas New York, NY 10020
Attention:	Jaime Velez
Telephone:	201-413-8586
Facsimile:	201-521-2304 / 2305

BNP PARIBAS, as a Bank and as Documentation Agent

By:	/s/ Katherine Wolfe
Name:	Katherine Wolfe
Title:	Managing Director

By:	/s/ Sandy Bertram
Name:	Sandy Bertram
Title:	Vice President

Address:	1 Front Street, 23rd Floor San Francisco, CA 94111
Attention:	Stephane Vaillancourt
Telephone:	212-471-2682
Facsimile:	212-841-2682

LEHMAN BROTHERS BANK, FSB, as a Bank

By:	/s/ Janine Shugan
Name:	Janine Shugan
Title:	Authorized Signatory

Address:	745 Seventh Avenue, 16th Floor New York, NY 10019
Attention:	Alexandra Ravener
Telephone:	212-526-6560
Facsimile:	212-520-0450

WILLIAM STREET LLC, as a Bank

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Address:	1 New York Plaza, 40th Floor New York, NY 10004
Attention:	Muhammad Khan
Telephone:	212-357-4350
Facsimile:	917-977-3966

WELLS FARGO BANK, N.A., as a Bank

By:	/s/ Margarita Chichiow
Name:	Margarita Chichiow
Title:	Senior Vice President

Address:	201 Third Street, 8th Floor MAC A0187-080 San Francisco, CA 94103
Attention:	Claire Gerndt
Telephone:	415-477-5294 / 5425
Facsimile:	415-979-0675

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Dorothy G.W. Brailer
Name:	Dorothy G.W. Brailer
Title:	Vice President

Address:	One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222
Attention:	Ronald Harapko
Telephone:	412-762-4753
Facsimile:	412-768-4586

THE NORTHERN TRUST COMPANY, as a Bank

By:	/s/ John P. Brazzale
Name:	John P. Brazzale
Title:	Senior Vice President

Address:	50 South LaSalle Street Chicago, IL 60603
Attention:	Sharon Jackson
Telephone:	312-630-1609
Facsimile:	312-630-1566

FIFTH THIRD BANK, as a Bank

By:	/s/ Gary Losey
Name:	Gary S. Losey
Title:	Vice President

Address:	38 Fountain Square Plaza Cincinnati, OH 45202
Attention:	Christin Bell
Telephone:	513-358-1060
Facsimile:	513-358-0221

COMMITMENT SCHEDULE

JPMorgan Chase Bank, N.A.	$180,000,000
Citicorp USA, Inc.	$180,000,000
Wachovia Bank, National Association	$180,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$150,000,000
BNP Paribas	$100,000,000
Lehman Brothers Bank, FSB	$100,000,000
William Street LLC	$100,000,000
Wells Fargo Bank, N.A.	$75,000,000
PNC Bank, National Association	$50,000,000
The Northern Trust Company	$50,000,000
Fifth Third Bank	$35,000,000
Total Commitments	$1,200,000,000

PRICING SCHEDULE

The “Facility Fee Rate”, the “Applicable Margin” for Euro-Dollar Loans and the “Letter of Credit Fee” for any day are the respective percentages set forth below in the applicable row and column based upon the utilization and Status that exists on such day.

Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Margin for Euro-Dollar Loans:
Utilization ≤ 50%	.150%	.190%	.270%	.350%	.475%	.600%
Utilization > 50%	.200%	.240%	.370%	.450%	.575%	.700%
Facility Fee Rate:	.050%	.060%	.080%	.100%	.125%	.150%
Letter of Credit Fee:	.200%	.240%	.370%	.450%	.575%	.700%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraphs of this Schedule:

“Level I Status” exists at any date if, at such date, the Borrower’s long-term debt is rated at least A by S&P or A2 by Moody’s.

“Level II Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least A- by S&P or A3 by Moody’s and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least BBB+ by S&P or Baa1 by Moody’s and (ii) neither Level I Status nor Level II Status exists.

“Level IV Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least BBB by S&P or Baa2 by Moody’s and (ii) none of Level I Status, Level II Status or Level III Status exists.

“Level V Status” exists at any date if, at such date, (1) the Borrower’s long-term debt is rated at least BBB- by S&P or Baa3 by Moody’s and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Level VI Status” exists at any date, if at such date, no other Status exists.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

“Utilization” means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the Total Outstanding Amount at such date and (ii) the denominator of which is the aggregate amount of the Commitments at such date. If for any reason any Total Outstanding Amount remains following termination of the Commitments, Utilization shall be deemed to be 100%.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

If the Borrower is split-rated by S&P and Moody’s and the ratings differential is one level, the higher of the two ratings will apply (e.g., A-/Baa1 results in Level II Status). If the Borrower is split-rated and the ratings differential is more than one level, the rating that is one level above the lower rating will apply (e.g., A-/Baa2 results in Level III Status, as does A/ Baa2).

2

Exhibits

EXHIBIT A - Note

NOTE

New York, New York

[Date]

For value received, THE CLOROX COMPANY, a Delaware corporation (the “Borrower”), promises to pay to the order of                                                       (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall he made in lawful money of the United States in Federal or other immediately available funds at the office of Citicorp USA, Inc., 2 Penns Way, Suite 200, New Castle, Delaware 19720.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of April 16, 2008 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as Administrative Agents, and Citicorp USA, Inc., as Servicing Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THE CLOROX COMPANY

By:
Name:
Title:

By:
Name:
Title:

A-1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

A-2

EXHIBIT B - Competitive Bid Quote Request

Form of Competitive Bid Quote Request

[Date]

To:	Citicorp USA, Inc. (the “Servicing Agent”)

From:	The Clorox Company

Re:	Credit Agreement (the “Credit Agreement”) dated as of April 16, 2008 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as Administrative Agents, and Citicorp USA, Inc., as Servicing Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount[1]	Interest Period[2]
$

[1]	Amount must be $10,000,000 or a larger multiple of $1,000,000.

[2]

Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period. A request for offers for more than one Interest Period may be made.

B-1

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

THE CLOROX COMPANY

By:
Name:
Title:

B-2

EXHIBIT C - Invitation for Competitive Bid Quotes

Form of Invitation for Competitive Bid Quotes

To:	[Name of Bank]

Re:	Invitation for Competitive Bid Quotes to The Clorox Company (the “Borrower”)

Pursuant to Section 2.03 of the Credit Agreement dated as of April 16, 2008 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as Administrative Agents, and Citicorp USA, Inc., as Servicing Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period[1]
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

CITICORP USA, INC., as Servicing Agent

By:
Authorized Officer

[1]	The Borrower may have requested offers for more than one Interest Period.

C-1

EXHIBIT D - COMPETITIVE BID QUOTE

Form of Competitive Bid Quote

To:	Citicorp USA, Inc., as Servicing Agent

Re:	Competitive Bid Quote to The Clorox Company (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                             , 20    , we hereby make the following Competitive Bid Quote on the following terms:

1. Quoting Bank:                                     1

2. Person to contact at Quoting Bank:

3. Date of Borrowing:

4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Period(s) and at the following rates:

Principal Amount[2]	Interest Period[3]	[Margin][4]	Competitive Bid [Absolute Rate5]
$
$

[Provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $                        .]6

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of April 16, 2008 among the Borrower, the Banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as Administrative Agents, and Citicorp USA, Inc., as Servicing Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

[1]	As specified in the related invitation.

[2]

Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offer exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

[3]	Not less than one month or not less than 7 days, as specified in the related invitation. No more than five bids are permitted for each Interest Period.

[4]	Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 or 1%) and specify whether “PLUS” or “MINUS”.

[5]	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

[6]

Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offer exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

D-1

Very truly yours,
[NAME OF BANK]

Dated:	By:
Authorized Officer

D-2

EXHIBIT E - Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of                         , 20     between (the “Assignor”) and (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of April 16, 2008 among The Clorox Company (the “Borrower”), the Assignor and the other Banks party thereto, as Banks, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as Administrative Agents, and Citicorp USA, Inc., as Servicing Agent (the “Agents”) (the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $                    .

WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $                     are outstanding at the date hereof;

WHEREAS, the Assignor has Letter of Credit Liabilities in an aggregate amount of $                     under the Credit Agreement at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of its outstanding Committed Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor and its Letter of Credit Liabilities outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower, each Issuing Bank and the Administrative Agents] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

Section 3 Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 It is understood that commitment and/or facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

[Section 4. Consent of the Borrower, the Administrative Agents and each Issuing Bank. This Agreement is conditioned upon the consent of the Borrower, the Administrative Agents and each Issuing Bank pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower, the Administrative Agents and each Issuing Bank is evidence of this consent. Pursuant to Section 9.06(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

Section 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[1]

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

NAME OF ASSIGNOR

By:
Name:
Title:

NAME OF ASSIGNEE

By:
Name:
Title:

The undersigned consent to the above assignment.

THE CLOROX COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

WACHOVIA BANK, N.A., as Administrative Agent

By:
Name:
Title:

[ ], as Issuing Bank

By:
Name:
Title:

EXHIBIT F

EXTENSION AGREEMENT

JPMorgan Chase Bank, N.A.,

Citicorp USA, Inc. and

Wachovia Bank, N.A.,

as Administrative Agents

c/o Citicorp USA, Inc.,

as Servicing Agent

2 Penns Way, Suite 200

New Castle, Delaware 19720

Ladies and Gentlemen:

Effective as of [date], the undersigned hereby agrees to extend its Commitment and Termination Date under the Credit Agreement dated as of April 16, 2008 among The Clorox Company (the “Borrower”), the banks party thereto, JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Wachovia Bank, N.A., as Administrative Agents, and Citicorp USA, Inc., as Servicing Agent (the “Credit Agreement”) for one year to [date to which its Termination Date is to be extended] pursuant to Section 2.01(b) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF BANK]

By:
Title:

Agreed and Accepted:

THE CLOROX COMPANY, as Borrower

By:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

CITICORP USA, INC., as Administrative Agent

By:
Title:

WACHOVIA BANK, N.A., as Administrative Agent

By:
Title: